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                                EXHIBIT 99.(a)(2)

                    FORM OF LETTER TO ELIGIBLE OPTION HOLDERS

                         [Lucent Technologies Inc. logo]

                                 April 22, 2002


TO: ALL ELIGIBLE EMPLOYEES OF LUCENT TECHNOLOGIES INC. AND PARTICIPATING
    SUBSIDIARIES

Improving Lucent's business performance goes hand in hand with retaining and motivating our employees. In that spirit, today we are announcing a Stock Option Exchange Offer that may provide you with an opportunity to realize value from your stock options over a reasonable period of time. Subject to the conditions described in the offer materials, our offer allows you to elect to exchange all or a portion of your current options with a grant price of $12.14 per share or more (and certain other options, if you elect to participate) in exchange for our promise to grant you a new option for a smaller number of shares at a new grant price on or about November 25, 2002.

Participation in the Exchange Offer is completely your choice and is entirely voluntary. You are not obliged to participate in this offer, and if you do not elect to exchange your eligible options, any options you currently hold will remain subject to their present terms. No person or group inside or outside the company is authorized to advise you about the terms of this offer or whether you should elect to exchange your eligible options.

Please take the time to carefully read the Offer to Exchange and other related materials that we make available to you. To take advantage of this offer, you must properly complete and return the Exchange Offer Election and Withdrawal Form so that we receive your election before 11:59 p.m., Eastern Time, on the date the offer expires, which we currently expect to be May 22, 2002. If we extend the expiration of this offer, we will notify you of the new expiration date.

Many frequently asked questions about this offer are addressed in the offer materials available at [web site link]. If you are in the United States, you must submit your Exchange Offer Election and Withdrawal Form electronically according to the instructions on this web site. If you are outside the United States, you must fax your Exchange Offer Election and Withdrawal Form to the Lucent Exchange Offer Support Center at +1 (847) 883-4050. If, after reading the materials, you have additional questions, you may contact the Lucent Exchange Offer Support Center by e-mail at lucentexchange@hewitt.com.


                                      Sincerely,

                                      __________________________
                                      Pamela O. Kimmet
                                      Senior Vice President
                                      Human Resources